EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Amendment No. 2 to Form S-3 of our report dated March 28, 1995, except as to the second paragraph of Note 17 and as to Note 18, which are as of May 31, 1995, appearing on page 32 of Peoples Telephone Company, Inc.'s Annual Report on Form 10-K/A No. 2 amending the Company's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ PRICE WATERHOUSE LLP
    PRICE WATERHOUSE LLP

Miami, Florida
July 26, 1995